Exhibit 99.1

FOR IMMEDIATE RELEASE

David Kaplan

Verticalnet, Inc.

Ph: 610-695-2310, davidkaplan@verticalnet.com

Verticalnet Reports Financial Results for the Fourth Quarter and Fiscal Year 2003

Customer Wins and Sequential Quarterly Revenue Growth Demonstrate Increasing Traction;

Tigris Merger to Accelerate Growth in 2004

Malvern, PA, February 18, 2004 – Verticalnet, Inc. (Nasdaq: VERT), a leading provider of Strategic Sourcing and Supply Management solutions today announced results for its fourth quarter and year ended December 31, 2003 and highlighted the results of business operations since the end of the third quarter of 2003.

Financial Results

Revenues for the quarter ended December 31, 2003 were $2.2 million, compared to $22.9 million for the quarter ended December 31, 2002. For the fourth quarters of 2003 and 2002, revenues from Converge, Inc. were $0.1 million and $19.6 million, respectively. As previously announced, Verticalnet and Converge amended their subscription license agreement, effective October 1, 2002, resulting in Verticalnet no longer being obligated to provide future product releases to Converge, and the recognition of $19.6 million in previously deferred revenues during the fourth quarter of 2002. Such amount otherwise would have been recognized pro-rata through December 31, 2003.

Verticalnet’s net loss for the quarter ended December 31, 2003 was $1.1 million, or $(0.06) per diluted share, compared to net income of $17.4 million, or $1.30 per diluted share, for the quarter ended December 31, 2002. Results for the quarter ended December 31, 2002 included $19.6 million of previously deferred revenues from the termination of the Converge agreement.

Revenues for the year ended December 31, 2003 were $9.6 million, compared to $43.7 million for the year ended December 31, 2002. For 2003 and 2002, revenues from Converge were approximately $0.5 million and $33.8 million, respectively.

Verticalnet’s net loss from continuing operations for the year ended December 31, 2003 was $11.0 million, or $(0.70) per diluted share, compared to a net loss from continuing operations of $30.9 million, or $(2.56) per diluted share, for the year ended December 31, 2002.

Verticalnet’s net loss attributable to common shareholders for the year ended December 31, 2003 was $11.0 million, or $(0.70) per diluted share, compared to net income attributable to common shareholders of $74.7 million, or a loss of $1.87 per diluted share, for the year ended December 31, 2002 (loss per diluted share excludes the preferred stock dividends and the impact from the redemption of the preferred stock). For the year ended December 31, 2002, the difference between income from continuing operations and net income attributable to common shareholders is due to income or losses from discontinued operations and the negative deemed dividend on the repurchase of preferred stock, net of preferred stock dividends paid. As reported in the prior year, the Company repurchased all of its outstanding preferred stock for $5.0 million during 2002. The difference between the carrying amount and the amount paid was accounted for as a negative deemed dividend in the Company’s consolidated statement of operations.

Verticalnet reported cash and cash equivalents of $4.4 million as of December 31, 2003 compared to $4.2 million as of September 30, 2003. As of January 31, 2004, Verticalnet had cash and cash equivalents of approximately $7.9 million.

The Company also reiterated its revenue guidance today. For the quarter ending March 31, 2004, Verticalnet expects revenues to be in the range of $3.8 to $4.2 million, which will include revenues of the acquired Tigris Corp. business from January 30, 2004 through March 31, 2004. For the year ending December 31, 2004, Verticalnet expects revenues to be in the range of $21.0 to $24.0 million. The Company’s forward-looking guidance may be impacted by various economic and other factors.

“As previously announced, we added two new customers in the fourth quarter of 2003. While we will not begin recognizing revenue related to these new customers until the first quarter of 2004, our fourth quarter revenues were still in line with our guidance and represent an 18% increase over the third quarter of 2003,” said Gene S. Godick, Verticalnet EVP and CFO. “We look forward to demonstrating continued revenue growth in subsequent quarters.”

Tigris Transaction

On February 2, 2004, Verticalnet announced the acquisition of Tigris Corp., a strategic sourcing and supply management consultancy based in New York City. The acquisition is expected to be immediately accretive to Verticalnet’s cash flows from operations as well as double Verticalnet’s revenues for 2004, as compared to 2003.

Independent industry analysts commented positively on the Verticalnet/Tigris transaction. “Since most companies need very straightforward and proven e-sourcing systems, augmented by flexible services, the Verticalnet/Tigris combination will meet these requirements well, particularly in spending analysis,” wrote Pierre Mitchell, Vice President of AMR Research, in an AMR Research Alert Highlight dated February 3, 2004. “Verticalnet is now in the right place at the right time,” Mitchell continued later in the report.

Tim Minahan, Vice President of Supply Chain Research at Aberdeen Group, Inc. wrote, “Aberdeen sees the combination of Verticalnet’s technology with Tigris’s category expertise as a very positive move for both the combined company and enterprises looking to improve spending analysis capabilities or to jump-start their stalled e-sourcing and e-procurement initiatives.”

“The strategic rationale for the combination of Verticalnet and Tigris is quickly being validated by customers, prospects, and industry analysts,” said Nathanael V. Lentz, Verticalnet president and CEO. “We are very pleased with the progress of our integration as well as with the quality of the Tigris team. Our focus on continuity for existing customers while rapidly approaching the market with a broader set of offerings and an integrated go-to-market organization has allowed initial business integration to proceed extremely effectively – for our people, our customers, and our prospects.”

Business Momentum

Since the end of the third quarter of 2003, Verticalnet and Tigris have seen increasing market traction for their spend analysis solutions. Significant new Spend Analysis contracts were announced with Illinois Tool Works, Cadbury-Schweppes, and a FORTUNE 500™ pharmaceutical manufacturer. Since the completion of the Tigris merger, Verticalnet has also announced that NBC had selected the Verticalnet Spend Analysis solution.

“We have seen activity in the Supply Management market space accelerating, particularly in the Spend Analysis and Advanced Sourcing sectors,” said Lentz. “Verticalnet is well positioned to help companies tackle their spend analysis and complex sourcing initiatives, and we are excited about the opportunity for our solutions in the marketplace. The addition of multiple new customers over the past several months is a strong signal of the growing demand for Supply Management solutions, as well as of our ability to successfully compete in the market.”

About Verticalnet

Verticalnet (Nasdaq: VERT) provides Supply Management solutions to Global 2000 companies. We are a leader in Spend Analysis, providing our customers with solutions to achieve world-class procurement and strategic sourcing results. Through a tailored mix of software, services, and domain expertise, our customers harness the power of their data to achieve lower prices, improved contract compliance, better supplier service, and shorter sourcing cycles. As a result, our customers recognize significant and sustainable savings in materials costs, inventory levels, and administrative costs – resulting in improved profitability. For more information about Verticalnet, please visit www.verticalnet.com.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains forward-looking information that involves risks and uncertainties. Such information includes statements about Verticalnet’s expected accelerated growth, expected fourth quarter and fiscal year 2003 financial results, the continuing integration of Tigris into the Verticalnet business, anticipated new customers, and future operating results, including anticipated increases in cash flows and revenues, as well as statements that are preceded by, followed by, or include the words “believes,” “plans,” “intends,” “expects,” “anticipates,” “scheduled,” or similar expressions. For such statements, Verticalnet claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Factors that could cause actual results to differ from those contained in the forward-looking statements include, but are not limited to, our ability to successfully integrate the businesses of Verticalnet and Tigris, the availability and terms of equity and debt financing to fund our business, our reliance on the development of our software and services business, competition in our target markets, our ability to maintain our listing on the Nasdaq SmallCap Market, economic conditions in general and in our specific target markets, our ability to use and protect our intellectual property, and our ability to attract and retain qualified personnel, as well as those factors set forth in Verticalnet’s Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003, as amended, and September 30, 2003 which have been filed with the Securities and Exchange Commission. Verticalnet is making these statements as of February 18, 2004 and assumes no obligation to publicly update or revise any of the forward-looking information in this announcement.

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Verticalnet is a registered trademark or a trademark in the United States and other countries of Vert Tech LLC

Verticalnet, Inc.

Consolidated Statements of Operations - Unaudited

(In thousands, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2003	2002	2003	2002
Revenues:
Software license (1)	$52	$20,715	$378	$36,043
Services and maintenance	2,128	2,178	9,255	7,681

Total revenues	2,180	22,893	9,633	43,724

Cost of revenues:
Cost of software license (2)	181	48	726	928
Cost of services and maintenance	672	1,394	2,503	5,602

Total cost of revenues	853	1,442	3,229	6,530

Gross profit	1,327	21,451	6,404	37,194

Research and development	1,161	1,074	4,100	8,975
Sales and marketing	550	623	2,391	5,305
General and administrative	754	1,523	4,888	9,039
Restructuring and asset impairment charges (reversals) (3)	—	(1,533)	(489)	29,144
Amortization expense	—	—	—	2,112

	2,465	1,687	10,890	54,575

Operating income (loss)	(1,138)	19,764	(4,486)	(17,381)
Interest and other income (expense), net (4) (5)	80	(2,406)	(6,529)	(13,478)

Income (loss) from continuing operations	(1,058)	17,358	(11,015)	(30,859)
Discontinued operations: (6)
Income from operations of discontinued operations	—	—	—	8,508
Loss on disposal of discontinued operations	—	—	—	(165)

Net income (loss)	(1,058)	17,358	(11,015)	(22,516)
Preferred stock dividends and accretion	—	—	—	(3,861)
Repurchase of convertible redeemable preferred stock (7)	—	—	—	101,041

Income (loss) attributable to common shareholders	$(1,058)	$17,358	$(11,015)	$74,664

Basic income (loss) per common share: (8)
Income (loss) from continuing operations	$(0.06)	$1.30	$(0.70)	$5.52
Income from discontinued operations	—	—	—	0.71
Loss on disposal of discontinued operations	—	—	—	(0.01)

Income (loss) per common share	$(0.06)	$1.30	$(0.70)	$6.22

Diluted income (loss) per common share: (8) (9)
Income (loss) from continuing operations	$(0.06)	$1.30	$(0.70)	$(2.56)
Income from discontinued operations	—	—	—	0.70
Loss on disposal of discontinued operations	—	—	—	(0.01)

Income (loss) per common share	$(0.06)	$1.30	$(0.70)	$(1.87)

Weighted average common shares outstanding: (8)
Basic	19,215	13,381	15,675	12,004
Diluted	19,215	13,381	15,675	12,068

(1)	As reported in the prior year, Verticalnet and Converge agreed to amend their subscription license agreement effective October 1, 2002. The amendment terminated the obligation of Verticalnet to provide future products to Converge. As a result, previously deferred revenue of $19.6 million was recognized during the fourth quarter of 2002. Revenues excluding those related to the Converge subscription agreement termination were $3.3 million and $24.1 million for the three months and year ended December 31, 2002, respectively.
(2)	Cost of software license is primarily comprised of royalty expenses and cost of acquired technology. The cost of acquired technology represents the non-cash amortization of acquired technology which is being used in the current suite of products.
(3)	Restructuring and asset impairment reversals for the year ended December 31, 2003 reflect the net adjustments to the restructuring accrual. For the year ended December 31, 2002, the amount includes a $27.5 million goodwill impairment charge, with $21.5 million related to the December 28, 2001 acquisition of Atlas Commerce, Inc. and $6.0 million related to the Company’s acquisition of Isadra, Inc. in August 1999. The remainder of the 2002 amount relates to adjustments of 2001 restructuring charges.
(4)	During the years ended December 31, 2003 and 2002, the Company recorded a $5.7 million and a $2.9 million inducement charge, respectively, relating to repurchases of its 5 1/4% convertible subordinated debentures.
(5)	During the three months and year ended December 31, 2002, the Company recorded impairment charges of $0.2 million and $11.6 million for other than temporary declines in the fair value of cost method investments, most of which related to its investment in Converge. For the year ended December 31, 2002, the amount also includes a $4.8 million gain on the settlement of a put obligation with British Telecommunication, plc.
(6)	Discontinued operations relate to the SMB business unit, which was disposed of in June 2002.
(7)	The Company repurchased all of its outstanding preferred stock for $5.0 million in cash during the second quarter of 2002. The difference between the carrying amount and the amount paid is included in income attributable to common shareholders.
(8)	All per share and share amounts reflect a 1:10 reverse stock split which was effective July 15, 2002.
(9)	Diluted loss per common share for the year ended December 31, 2002 excludes the preferred stock dividends and the impact of the redemption of the preferred stock.

Verticalnet, Inc.

Condensed Consolidated Balance Sheets - Unaudited

(In thousands)

	December 31, 2003	December 31, 2002
Assets
Current assets:
Cash and cash equivalents	$4,408	$7,979
Accounts receivable, net	2,438	1,586
Prepaid expenses and other current assets (1)	539	3,892

Total current assets	7,385	13,457

Property and equipment, net	116	912
Other investments	606	606
Other assets and intangible assets, net	1,016	3,478

Total assets	$9,123	$18,453

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt and convertible notes	$757	$415
Accounts payable and accrued expenses	2,806	7,652
Deferred revenues	991	279
Other current liabilities	147	1,172

Total current liabilities	4,701	9,518

Long-term debt and convertible notes	—	7,293
Shareholders’ equity	4,422	1,642

Total liabilities and shareholders’ equity	$9,123	$18,453

(1)	Prepaid expenses and other current assets include $1.0 million of short-term investments as of December 31, 2002.